                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                      SIEMENS MEDICAL SOLUTIONS USA, INC.,

                                  MI MERGER CO.

                                       and

                           CTI MOLECULAR IMAGING, INC.

                           Dated as of March 18, 2005

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

                               TABLE OF CONTENTS

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                                                                                                               PAGE
                                                                                                               ----
                                                 ARTICLE I

                                                 THE OFFER
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SECTION 1.01         The Offer..............................................................................     2
SECTION 1.02         Company Action.........................................................................     3

                                                ARTICLE II

                                                THE MERGER

SECTION 2.01         The Merger.............................................................................     4
SECTION 2.02         Effective Time.........................................................................     5
SECTION 2.03         Effect of the Merger...................................................................     5
SECTION 2.04         Certificate of Incorporation; By-laws..................................................     5
SECTION 2.05         Directors and Officers.................................................................     5
SECTION 2.06         Conversion of Securities...............................................................     5
SECTION 2.07         Treatment of Options and Other Equity Awards...........................................     6
SECTION 2.08         Employee Stock Purchase Plan...........................................................     7
SECTION 2.09         Dissenting Shares......................................................................     7
SECTION 2.10         Warrants...............................................................................     8
SECTION 2.11         Surrender of Shares; Stock Transfer Books..............................................     8

                                                ARTICLE III

                               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01         Organization and Qualification; Subsidiaries..........................................      9
SECTION 3.02         Certificate of Incorporation and By-laws..............................................     10
SECTION 3.03         Capitalization........................................................................     10
SECTION 3.04         Authority Relative to the Transactions................................................     11
SECTION 3.05         No Conflict; Required Filings and Consents............................................     12
SECTION 3.06         Permits; Compliance...................................................................     12
SECTION 3.07         SEC Filings; Financial Statements.....................................................     13
SECTION 3.08         Absence of Certain Changes or Events..................................................     15
SECTION 3.09         Absence of Litigation.................................................................     15
SECTION 3.10         Employee Benefit Plans................................................................     16
SECTION 3.11         Labor and Employment Matters..........................................................     18
SECTION 3.12         Real Property; Title to Assets........................................................     19
SECTION 3.13         Intellectual Property.................................................................     20
SECTION 3.14         Taxes.................................................................................     22
SECTION 3.15         Environmental Matters.................................................................     23
SECTION 3.16         Amendment to Company Rights Agreement.................................................     23
SECTION 3.17         Material Contracts....................................................................     23
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                                       i

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
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SECTION 3.18         Insurance.............................................................................     25
SECTION 3.19         Customers and Suppliers...............................................................     26
SECTION 3.20         Certain Business Practices............................................................     26
SECTION 3.21         Interested Party Transactions.........................................................     27
SECTION 3.22         Company Products and Services.........................................................     27
SECTION 3.23         Regulatory Compliance.................................................................     27
SECTION 3.24         Offer Documents; Schedule 14D-9.......................................................     29
SECTION 3.25         Opinion of Financial Advisor..........................................................     29
SECTION 3.26         Brokers...............................................................................     29

                                                ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.01         Corporate Organization................................................................     29
SECTION 4.02         Authority Relative to the Transactions................................................     30
SECTION 4.03         No Conflict; Required Filings and Consents............................................     30
SECTION 4.04         Financing.............................................................................     31
SECTION 4.05         Offer Documents; Proxy Statement......................................................     31
SECTION 4.06         Brokers...............................................................................     31

                                                 ARTICLE V

                                  CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01         Conduct of Business by the Company Pending the Merger.................................     31

                                                ARTICLE VI

                                           ADDITIONAL AGREEMENTS

SECTION 6.01         Stockholders' Meeting.................................................................     34
SECTION 6.02         Proxy Statement.......................................................................     35
SECTION 6.03         Company Board Representation; Section 14(f)...........................................     35
SECTION 6.04         Access to Information; Confidentiality................................................     36
SECTION 6.05         No Solicitation of Transactions.......................................................     37
SECTION 6.06         Employee Benefits Matters.............................................................     39
SECTION 6.07         Directors' and Officers' Indemnification and Insurance................................     40
SECTION 6.08         Notification of Certain Matters.......................................................     41
SECTION 6.09         Further Action; Reasonable Best Efforts...............................................     41
SECTION 6.10         Subsequent Financial Statements.......................................................     41
SECTION 6.11         Public Announcements..................................................................     42
SECTION 6.12         Intellectual Property.................................................................     42

                                                ARTICLE VII

                                         CONDITIONS TO THE MERGER

SECTION 7.01         Conditions to the Merger..............................................................     42

                                       ii

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
                                               ARTICLE VIII

                                     TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01         Termination...........................................................................     43
SECTION 8.02         Effect of Termination.................................................................     44
SECTION 8.03         Fees and Expenses.....................................................................     44
SECTION 8.04         Amendment.............................................................................     46
SECTION 8.05         Waiver................................................................................     46

                                                ARTICLE IX

                                            GENERAL PROVISIONS

SECTION 9.01         Non-Survival of Representations, Warranties and Agreements............................     46
SECTION 9.02         Notices...............................................................................     46
SECTION 9.03         Certain Definitions...................................................................     47
SECTION 9.04         Severability..........................................................................     53
SECTION 9.05         Entire Agreement; Assignment..........................................................     53
SECTION 9.06         Parties in Interest...................................................................     53
SECTION 9.07         Specific Performance..................................................................     53
SECTION 9.08         Governing Law.........................................................................     53
SECTION 9.09         Waiver of Jury Trial..................................................................     54
SECTION 9.10         Headings..............................................................................     54
SECTION 9.11         Counterparts..........................................................................     54
SECTION 9.12         Company Disclosure Schedule...........................................................     54

ANNEX A Conditions to the Offer

            AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2005 (this "Agreement"), among SIEMENS MEDICAL SOLUTIONS USA, INC., a Delaware corporation ("Parent"), MI MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and CTI MOLECULAR IMAGING, INC., a Delaware corporation (the "Company").

            WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall, and Parent shall cause Purchaser to, make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("Shares"), including the associated Series C Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Shareholder Protection Rights Agreement, dated as of May 21, 2002 (the "Company Rights Agreement"), between the Company and SunTrust Bank, as rights agent, for $20.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

            WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously approved (except for the abstention of Wolf-Ekkehard Blanz, Ph.D.) the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

            WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in order to induce Parent and Purchaser to enter into this Agreement, certain stockholders of the Company (the "Stockholders") have entered into Stockholder Support Agreements, dated as of the date hereof (the "Stockholder Support Agreements"), providing that, among other things, the Stockholders will (i) tender their Shares into the Offer and (ii) vote the Shares owned of record and beneficially by them in favor of the Merger, if applicable, and the other transactions contemplated by this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                    THE OFFER

            SECTION 1.01 The Offer. (a) Purchaser shall, and Parent shall cause Purchaser to, (i) commence (within the meaning of Rule 14d-2 under the Exchange
Act) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than 10 business days after the execution of this Agreement and (ii) cause the Offer to remain open until the twentieth business day after such commencement of the Offer (the "Initial Expiration Date"). Purchaser shall be obligated, and Parent shall cause Purchaser, to accept for payment and pay for Shares tendered pursuant to the Offer, subject only to the satisfaction of each of the conditions set forth in Annex A hereto (the "Offer Conditions"). At the Company's request, Purchaser will, and Parent shall cause Purchaser to, extend the Offer after the Initial Expiration Date for one or more periods not to exceed an aggregate of 15 business days if the Offer Conditions have not been satisfied at the Initial Expiration Date. Subject to the prior satisfaction of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, consummate the Offer in accordance with its terms and accept for payment all Shares tendered and not withdrawn by 9:00 a.m. Eastern time on the next business day after the expiration of the Offer. Purchaser expressly reserves the right to waive any Offer Condition, or increase the Per Share Amount payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the consent of the Company, Purchaser shall not, and Parent shall not permit Purchaser to, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) reduce the number of Shares subject to the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions, (iv) reduce or waive the Minimum Condition (as such term is defined in Annex A hereto), or (v) change the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for one or more periods of not more than 5 business days each beyond the Initial Expiration Date, if, at any scheduled expiration of the Offer, any of the Offer Conditions shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer (provided that Purchaser shall keep the Company reasonably informed of Purchaser's or Parent's contact with the SEC or the staff thereof with respect to the Offer). In addition, if, on the Initial Expiration Date, the sole Offer Condition(s) remaining unsatisfied is/are the failure of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to have expired or been terminated and/or the suspensive effect under
Section 41 of the German Act Against Restraints on Competition (GWB) (the "German Regulation") to no longer apply, then Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time until the earlier to occur of (i) September 30, 2005 and (ii) the fifth business day after the later to occur of (A) the expiration or termination of the applicable waiting period under the HSR Act and (B) the date that the suspensive effect of the German Regulation shall no longer apply. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Purchaser may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act of not more than 20 business days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended), and not withdrawn a number of Shares which, together with Shares then beneficially owned by Parent and Purchaser and their direct and indirect subsidiaries, represents at least 90% of the then outstanding Shares on a Fully Diluted Basis. If the payment equal to the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are not applicable.

            (b) On the date of commencement of the Offer, Purchaser and Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall comply in all material respects with the provisions of the Exchange Act, the rules and regulations promulgated thereunder and all other applicable Laws, and shall contain or shall incorporate by reference an offer to purchase relating to the Offer (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Parent and Purchaser to such comments.

            SECTION 1.02 Company Action. (a) Subject to Section 6.05(c), the Company (i) hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 3.04 and (ii) shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent. The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer and, if applicable, their respective Stockholder Support Agreement.

            (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), which shall
(i) comply in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and all other applicable Laws and (ii) contain the Fairness Opinion and, except as provided in Section 6.05(c), the recommendation of the Company Board described in Section 3.04. The Company shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

            (c) The Company shall promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other reasonably available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with
Section 8.01, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

            SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

            SECTION 2.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time").

            SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 2.04 Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended in the Merger to be identical to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time (except that such Certificate of Incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company), and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

            (b) Unless otherwise determined by Parent prior to the Effective Time, subject to Section 6.07, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 2.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

            SECTION 2.06 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.06(b), Shares held by CTI PET Systems, Inc. ("CPS") and any Dissenting Shares (as defined below)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.11, of the certificate that formerly evidenced such Share;

            (b) each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect subsidiary of Parent or of the Company (except CPS) immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) (i) each share of common stock, no par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation ("Surviving Corporation Shares") and (ii) each Share held by CPS immediately prior to the Effective Time shall be converted into and exchanged for such number of Surviving Corporation Shares (rounded up to the next whole Surviving Corporation Share) that results in CPS holding the same proportion of outstanding Surviving Corporation Shares at the Effective Time as it held in outstanding Shares immediately prior to the Effective Time.

            SECTION 2.07 Treatment of Options and Other Equity Awards. (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective
Time) to (i) terminate the Company's 1998 Restated Incentive Stock Option Plan, 2002 Long-Term Incentive Plan and each stock option agreement granted otherwise than under such plans which shall themselves constitute separate plans, each as amended through the date of this Agreement (collectively, the "Company Stock Option Plans") and (ii) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary).

            (b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, if any, required to be withheld with respect to such payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

            (c) As of the Effective Time, each outstanding Company Restricted Stock Award the restrictions of which have not lapsed immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

            (d) As of the Effective Time, each outstanding unit granted under the Company Stock Option Plans representing the right to receive shares of Company Common Stock in the future (each a "Stock Unit") that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of the total number of shares of Company Common Stock underlying such Stock Unit, multiplied by the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

            SECTION 2.08 Employee Stock Purchase Plan. The Company shall take all actions necessary to shorten any pending Offering Period (as such term is defined in the Company's 2002 Employee Stock Purchase Plan (the "ESPP")) by setting a new purchase date prior to the expiration of the current Offering Period, as of a date selected by Parent (which date shall be the last day of a regular payroll period of the Company) (the "ESPP Date"). After the ESPP Date, all offering and purchase periods pending under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced. In addition, the Company shall take all actions as may be necessary and permissible under the ESPP in order to not allow any additional participants under the ESPP from and after the date of this Agreement and to disallow any increase in then-existing participation levels.

            SECTION 2.09 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.11, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 2.10 Warrants. Pursuant to the terms of each outstanding warrant to purchase Company Common Stock issued to Mr. Gene McGrevin or issued pursuant to the Consulting and Sales Agency Agreement, dated March 22, 2002 between Jordan & Davis Partners LLC and the Company, as each may be amended with the consent of Parent (each a "Warrant"), upon exercise of a Warrant by the holder of such Warrant in accordance with the terms thereof, (a) upon payment of the aggregate Warrant Exercise Price (as defined in each such Warrant) with respect to such Warrant, the holder of each such Warrant shall be entitled to receive the Merger Consideration in each case, with respect to that number of shares of Company Common Stock issuable with respect to such Warrant, or (b) to the extent the holder of such Warrant elects a net issue exercise in accordance with the terms of such Warrant, the holder of each such Warrant shall be entitled to receive the difference between the Merger Consideration with respect to that number of shares of Company Common Stock issuable with respect to such Warrant less the aggregate Warrant Exercise Price (as defined in each such Warrant).

            SECTION 2.11 Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

            (c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

            SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a "Subsidiary") is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

            (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary and the percentage of the outstanding equity interests of each Subsidiary owned by the Company, each other Subsidiary and, to the knowledge of the Company, each other holder of equity, is set forth in Section 3.01(b) of the Company Disclosure Schedule (the "Company Disclosure Schedule"), which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            SECTION 3.02 Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

            SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of common stock, par value $0.01 per share ("Company Common Stock") and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of March 17, 2005, (i) 47,956,322 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, 640,000 Shares of which are held by Subsidiaries,
(ii) 1,191,965 Shares are held in the treasury of the Company, (iii) 3,731,431 Shares are reserved for future issuance pursuant to outstanding Company Stock Options, Stock Units and other rights (together with the Company Restricted Stock Awards, the "Company Stock Awards") granted pursuant to the Company Stock Option Plans and the ESPP and (iv) 76,000 Shares are reserved for future issuance pursuant to the Warrants. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 or in Section 3.03(a) of the Company Disclosure Schedule, and except for the Rights issued pursuant to the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that are binding on the Company or any Subsidiary and that relate to the issued or unissued capital stock of the Company or any Subsidiary or that obligate the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this
Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of Shares subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the forms of all stock award agreements evidencing such Company Stock Awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Offer or the Merger. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and
(ii) all requirements set forth in applicable contracts.

            (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.03(b) to the Company Disclosure Schedule, each share that is owned directly or indirectly by the Company is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

            SECTION 3.04 Authority Relative to the Transactions. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock), if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board, at a meeting duly called and held, has unanimously (except for the abstention of Wolf-Ekkehard Blanz, Ph.D.) (i) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved, subject to Section 6.05(c), to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and, if required, approve and adopt this Agreement and the Transactions. To the knowledge of the Company, no state takeover statute (other than Section 203(a) of the DGCL) is applicable to the Merger or the other Transactions.

            SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained or taken and all filings and obligations described in
Section 3.05(b) have been made or fulfilled, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in
Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) the pre-merger notification requirements of the HSR Act and the suspensive effect under the German Regulation, (ii) any applicable requirements of the Exchange Act and state takeover laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate have a Company Material Adverse Effect.

            SECTION 3.06 Permits; Compliance. (a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, including, without limitation, all authorizations under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") and Section 3.06(a) of the Company Disclosure Schedule lists each of the Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

            (b) Each of the Company and its Subsidiaries is in compliance in all material respects with (i) all Laws applicable to the Company or each such Subsidiary or by which any property or asset of the Company or each such Subsidiary is bound or affected, or (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or each such Subsidiary is a party or by which the Company or each such Subsidiary or any property or asset of the Company or each such Subsidiary is bound. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, there are no proceedings pending before any Governmental Authority or, to the Company's knowledge, any pending or threatened inquiries or investigations or threatened proceeding by any Governmental Authority, with respect to the Company or any of its Subsidiaries.

            SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed or furnished by it with the SEC since June 20, 2002, and has heretofore made available to Parent (i) its Annual Reports on Form 10-K, as amended, for the fiscal years ended September 30, 2002, 2003 and 2004, respectively, (ii) its Quarterly Reports on Form 10-Q for the period ended December 31, 2004, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 20, 2002 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since June 20, 2002 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

            (c) Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP and consistent with the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2004, including the notes thereto (the "2004 Balance Sheet"), except for (i) liabilities and obligations that are reflected, reserved for or disclosed in the 2004 Balance Sheet or in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2004, including the notes thereto,
(ii) liabilities and obligations that are incurred in the ordinary course of business consistent with past practice since September 30, 2004, or (iii) as set forth in Section 3.07(c) of the Company Disclosure Schedule.

            (d) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

            (e) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since June 20, 2002 and all responses to such comment letters filed by or on behalf of the Company.

            (f) To the Company's knowledge, except as disclosed in the Company SEC Reports or as disclosed in Section 3.07(f) of the Company Disclosure Schedule, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder since June 20, 2002.

            (g) The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to provide reasonable assurance that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.07, the term (i) "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC and (ii) documents filed with the SEC by the Company and publicly available via the SEC's EDGAR system shall be considered to have been made available by the Company to the Parent.

            (h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

            (i) Since June 20, 2002, neither the Company nor any Subsidiary nor, to the Company's knowledge, any Representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Except as set forth in Section 3.07(i) of the Company Disclosure Schedule, since June 20, 2002, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

            (j) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Subsidiary nor any officer or, to the Company's knowledge, any employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

            SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2004, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

            SECTION 3.09 Absence of Litigation. Except as set forth in the Company SEC Reports or in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority, except for Actions that, if determined adversely to the Company or any Subsidiary would not result in losses and expenses (including reasonable expenses of counsel) in excess of $250,000 or otherwise be material to the Company. Except as set forth in Section
3.09 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

            SECTION 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, the "Plans"). For each Plan, the Company has furnished or made available to Parent a true and complete copy of each Plan document and where such Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to Parent a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any Subsidiary to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or any Subsidiary concerning the extent of the benefits provided under each Plan, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500 for each Plan required to file such report, (iv) the most recently received IRS determination letter or IRS prototype opinion letter for each Plan that has received such IRS determination letter or IRS prototype opinion letter and (v) the most recently prepared actuarial report or financial statement in connection with each Plan required to prepare or distribute such actuarial report or financial statement. Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA, the Code or to otherwise comply with applicable law.

            (b) Neither the Company nor any Subsidiary (including any entity that during the past six years was a Subsidiary) has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event. Except as disclosed in Section 3.10(a) of the Company Disclosure

Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Except as disclosed in
Section 3.10(b) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

            (c) Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, the Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in
Section 3.10(c) of the Company Disclosure Schedule, no fact or event exists that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule, no operational or plan failure (within the meaning of Rev. Proc. 2003-44) exists or has existed with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.

            (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

            (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

            (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

            (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter, and none of the Transactions shall adversely affect the Company's rights thereunder.

            (h) The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law ("WARN") and have no liabilities pursuant to WARN determined without regard to any terminations of employment that occur on or after the Effective Time.

            (i) In addition to the foregoing, with respect to each Plan listed in Section 3.10(a) of the Company Disclosure Schedule that is not subject to United States law (a "Non-U.S. Benefit Plan"):

      (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

      (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations;

      (iii) each Non-U.S. Benefit Plan maintained by the Company or any Subsidiary required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws; and

      (iv) each Non-U.S. Benefit Plan which is contributed to, sponsored or maintained by the Company or any Subsidiary for the benefit of the employees in the United Kingdom provides only defined contribution benefits which are dependent on investment performance and do not require specified minimum guaranteed benefits to be paid.

            SECTION 3.11 Labor and Employment Matters. (a) Section 3.11(a) of the Company Disclosure Schedule lists all employees of the Company and the Subsidiaries and designates each employee by the correct employer and business division for which the employee primarily performs services.

            (b) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date hereof, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date hereof, there is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any Subsidiary.

            (c) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

            SECTION 3.12 Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company or any Subsidiary. Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, each parcel of real property owned by the Company or any Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current Taxes and assessments not yet past due and payable, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) all matters of record, Liens and other imperfections of title and encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect (collectively, "Permitted Liens") and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

            (b) Section 3.12(b) of the Company Disclosure Schedule lists (i) each parcel of real property currently leased, subleased or licensed by the Company or any Subsidiary and (ii) each parcel of real property currently owned by the Company or any Subsidiary that is subject, in whole or in part, to any lease or license in favor of any third party or any Affiliate of the Company, together, in each case, with the name of the lessor, the lessee and the date of the lease, sublease, license, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been delivered to Parent. All such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Subsidiary or, to the Company's knowledge, by the other party to such lease, sublease or license.

            (c) There are no contractual or legal restrictions or other arrangements that preclude or restrict the ability of the Company or any Subsidiary to use all or any portion of any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used by the Company or such Subsidiary. There are no material adverse physical conditions known to the Company which materially and adversely affect the Company's and its Subsidiaries' ability to use the real property, and improvements thereon, owned or leased by the Company or any Subsidiary for the purposes for which they are currently being used.

            (d) Each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

            SECTION 3.13 Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, (ii) registrations and applications for registration of trademarks and service marks, (iii) registrations and applications for registration of copyrights, (iv) domain name registrations, (v) invention or technology disclosures (other than those subject to issued patents or pending patent applications) and (vi) Software that the Company or a Subsidiary licenses to third parties in the operation of their business, in each case, included in the Owned Intellectual Property.

            (b) Except as set forth in Section 3.13(b)(i) of the Company Disclosure Schedule, the Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and the Company or a Subsidiary has a valid right to use the Licensed Intellectual Property in the ordinary course of their business as presently conducted or as contemplated to be conducted. Except as set forth in
Section 3.13(b)(ii) of the Company Disclosure Schedule, the Owned Intellectual Property and, to knowledge of the Company, the Licensed Intellectual Property, are subsisting, valid and enforceable.

            (c) To the knowledge of the Company, the conduct by the Company and the Subsidiaries of their business as currently conducted, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party. Except as disclosed in
Section 3.13(c) of the Company Disclosure Schedule, no Actions have been asserted or are pending or threatened against the Company or any Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Company or any Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement. Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, no Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. Except as disclosed in
Section 3.13(c) of the Company Disclosure Schedule and to the knowledge of the Company, no person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property.

            (d) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all of the Intellectual Property used or held for use or intended to be used in conduct of the Company and the Subsidiaries as presently conducted, and there are no other items of Intellectual Property that are material to the conduct of the Company and the Subsidiaries as presently conducted. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property or the Licensed Intellectual Property or require the payment of additional royalties or fees to third parties.

            (e) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use or intended to be used by the Company or the Subsidiaries.

            (f) The Company has taken all reasonable steps in accordance with normal industry practice to secure the Company IT Systems from unauthorized access or use thereof by any person, and to provide for the continued, uninterrupted and error-free operation of the Company IT Systems, including employing security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.

            (g) None of CMS Partners, Inc., its assigns or direct or indirect successors in interest (collectively, "CMS Partners"), owns any interest in or retains any residual rights to any Intellectual Property used or held for use in connection with the business of the Company or any of the Subsidiaries as currently conducted. Without limiting the generality of the foregoing, (i) neither the Company nor any of the Subsidiaries requires any license or any other right to use any Intellectual Property owned by CMS Partners in connection with the development, research, manufacture, distribution, provision, sale or use of any products or services of the Company or any of the Subsidiaries, and
(ii) no contract manufacturer, contractor, subcontractor, licensee or sublicensee of the Company or Subsidiary requires any license or any other right to use any Intellectual Property owned by CMS Partners in connection with any activities undertaken by them on behalf or for the benefit of the Company or any Subsidiary.

            SECTION 3.14 Taxes. (a) The Company and the Subsidiaries have timely filed (or caused to be timely filed) all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.14(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. All amounts of Taxes required to be withheld by or with respect to the Company or any Subsidiary have been timely withheld and remitted to the applicable Governmental Authority. The accruals and reserves for Taxes reflected in the 2004 Balance Sheet are adequate to satisfy all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Except as set forth in Section 3.14(a)(ii) of the Company Disclosure Schedule, the Company and each Subsidiary is a member of the same affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated U.S. federal income Tax Return as the common parent, and neither the Company nor any Subsidiary has been included in any other consolidated U.S. federal income Tax Return for any taxable period for which the statute of limitations has not expired. Neither the Company nor any Subsidiary is required to make any disclosure to the IRS pursuant to Section 1.6011-4 of the Treasury Regulations promulgated under the Code. Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

            (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) there are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any Subsidiary, (ii) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes, (iii) no power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary for a taxable period ending after the Effective Time.

            (c) There are no Tax Liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any Subsidiary will be required to recognize income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in accounting method made for, any taxable period ending on or before the date of the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method. Neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(e) of the Code within the past five years.

            (d) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

            SECTION 3.15 Environmental Matters. Except as described in Section
3.15 of the Company Disclosure Schedule, (a) none of the Company, any of the Subsidiaries or any predecessor of any of the foregoing is in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) have been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by Company or any Subsidiary under applicable Environmental Laws; (c) none of the Company or any of the Subsidiaries has been notified that it is actually or potentially liable under or received any requests for information or other correspondence or written notice that it is considered potentially liable for any off-site contamination by Hazardous Substances; (d) each of the Company and each Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) each of the Company and each Subsidiary is in material compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

            SECTION 3.16 Amendment to Company Rights Agreement. The Company has irrevocably amended, and the Company Board has taken all necessary action to irrevocably amend, the Company Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment of Shares by Purchaser pursuant to the Offer, the consummation of the Merger or the consummation of any other Transaction will result in (i) the occurrence of a "Flip-in Date" described in Section 3.1 of the Company Rights Agreement, (ii) the occurrence of the "Flip-Over Transaction or Event" described in Section 3.2 of the Company Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares and (b) the Rights will expire pursuant to the terms of the Company Rights Agreement at the Effective Time.

            SECTION 3.17 Material Contracts. (a) Subsections (i) through (xix) of Section 3.17(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.17(a) of the Company Disclosure Schedule being the "Material Contracts"):

      (i) each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

      (ii) each contract and agreement, whether or not made in the ordinary course of business, relating to (A) backlog, as of February 28, 2005, for sales of cyclotrons, high resolution research tomographs, and positron emission tomographs for non-human applications, (B) sales of radiopharmaceuticals to the 20 largest customers of the Company's radiopharmaceutical business based on gross revenue for November 2004 or (C) research and development services being performed for any of the Company and its Subsidiaries for which the remaining payment obligation exceeds $100,000.

      (iii) all material supply agreements;

      (iv) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

      (v) all contracts and agreements relating to issuances of securities of the Company or any Subsidiary (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

      (vi) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements;

      (vii) all management contracts and agreements (excluding contracts for employment) and contracts and agreements with other consultants, including any contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, in each case where the expected payments by the Company or such Subsidiary over the remainder of the term of such contract or agreement exceeds $100,000;

      (viii) all contracts and agreements evidencing indebtedness;

      (ix) all contracts and agreements with any Governmental Authority, other than those contracts and agreements for the sale of goods or services in the ordinary course of business to municipal or government owned hospitals or state academic institutions;

      (x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

      (xi)  all contracts and agreements providing for benefits under any Plan;

      (xii) all material contracts or arrangements that result in any person or entity holding a material power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses other than limited powers of attorney granted in the ordinary course of business;

      (xiii) all contracts and agreements for employment required to be listed in Section 3.10(a) of the Company Disclosure Schedule;

      (xiv) all Lease Documents;

      (xv) all contracts and agreements relating in whole or in part to Intellectual Property pursuant to which the Company or any Subsidiary obtains from any third party any material Intellectual Property rights or the right to manufacture, distribute or sell any product of the Company or such third party;

      (xvi) all IP Agreements, including Enterprise Licenses (but excluding non-Enterprise Licenses of commonly available off-the-shelf computer Software), to the extent not covered by clause (xv) above;

      (xvii) all contracts and agreements related to professional services rendered to the Company or any Subsidiary in connection with the Offer, the Merger and this Agreement;

      (xviii) all contracts and agreements that would obligate the Company or any Subsidiary to make any payment based on the consummation of the Transactions; and

      (xix) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of its and their respective businesses, or the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) (i) Each Material Contract is a legal, valid and binding agreement of the Company or the applicable Subsidiary, as the case may be, and, to the Company's knowledge, of the other party(ies) thereto; (ii) neither the Company nor any Subsidiary is in material breach or violation of, or material default under, any Material Contract; (iii) to the Company's knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iv) the Company and the Subsidiaries have not received any notice of default under any Material Contract which remains uncured; and (v) except as set forth in Section 3.17(b) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

            SECTION 3.18 Insurance. (a) Section 3.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) a brief summary of the period, scope and amount of coverage and (iv) the premium charged. The types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

            (b) With respect to each such insurance policy: (i) the policy is valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any

Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

            (c) At no time subsequent to October 1, 2001 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.18(a) of the Company Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

            SECTION 3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of the top ten customers of the Company and its Subsidiaries based on the revenue from such customer during the 12-month period preceding the date of this Agreement. As of the date of this Agreement, no customer that accounted for more than five percent of the Company's consolidated revenues during the 12-month period preceding the date of this Agreement and no material supplier of the Company and its Subsidiaries, (i) has cancelled or otherwise terminated any material contract with the Company or any Subsidiary prior to the expiration of the contract term, (ii) has returned, or, to the Company's knowledge, threatened to return, a material amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary, (iii) to the Company's knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce materially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services, or (iv) is in arrears in any payments then due to the Company or any of its Subsidiaries (other than as set forth in Section 3.19 of the Company Disclosure Schedule). Neither the Company nor any Subsidiary has (A) breached any agreement with or
(B) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Subsidiary.

            SECTION 3.20 Certain Business Practices. None of the Company, any Subsidiary or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; (iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act sect. 1128 (b)(3), the "Federal Anti-kickback Statute", or any similar state or local statute; or (v) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of any Federal "False Claims Act" or any state or local law that is the equivalent thereto.

            SECTION 3.21 Interested Party Transactions. Except as disclosed in the Company SEC Reports, no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 3.12 or 3.17 of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.21. The Company and the Subsidiaries have not, since October 1, 2004, (A) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (B) materially modified any term of any such extension or maintenance of credit.

            SECTION 3.22 Company Products and Services. Except as set forth in
Section 3.22 of the Company Disclosure Schedule, each product manufactured, sold, leased or delivered by the Company or any Subsidiary has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Subsidiary has any material liabilities or obligations in excess of current reserves for replacement or repair thereof or other damages in connection therewith. Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liabilities or obligations in excess of current reserves arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

            SECTION 3.23 Regulatory Compliance. (a) As to each Product or Product Candidate subject to the FDCA and the FDA regulations promulgated thereunder or similar Laws in any foreign jurisdiction that is manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries, such Product or Product Candidate is being manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries in compliance with all applicable requirements under FDCA, the FDA regulations promulgated thereunder, the Federal Trade Commission Act, and all other Laws, including, without limitation, those relating to investigational use, premarket clearance, approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. Excluding any notices given directly by the FDA or any other Governmental Authority to Parent or any of its affiliates, none of the Company or any of its Subsidiaries has received any notice or other communication from the FDA, the Federal Trade Commission, or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of, or the labeling and promotion of any of the Company's Products or
(ii) otherwise alleging any violation of any Law by the Company or any of its Subsidiaries.

            (b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, no Products have been the subject of any safety alert or field correction or have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States and outside of the United States of which the Company has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Products are pending against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any prior time.

            (c) (i) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, presented data or results from the studies, tests, or analyses to the FDA or any other Governmental Authority in any manner other than fair, accurate, and complete presentation, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy and (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law.

            (d) Excluding any notices given directly by the FDA or other Governmental Authority to Parent or any of its affiliates, none of the Company or any of its Subsidiaries has received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Product of the Company or any of its Subsidiaries, or commenced, or threatened to initiate, any action to enjoin production at any facility of the Company or any of its Subsidiaries.

            (e) Each regulatory submission for the Products has been filed, cleared and maintained in compliance in all material respects with all Laws, including, without limitation, the FDCA and regulations implementing the FDCA, and all studies, tests, and analyses that the Company or its Subsidiaries have conducted and are conducting to demonstrate the safety and efficacy of Products and Product Candidates are in all material respects in compliance with accepted professional scientific standards and all applicable Laws. No records and documentation prepared or maintained to comply with the requirements of the FDCA and regulations implementing the FDCA contain any material omission or material false information or presents data or results from the studies, tests, or analyses in any manner other than fair, accurate, and complete presentation. The Company is not aware, directly or indirectly of any other studies, tests, analyses, trails, presentations, publications, or other information that could reasonably call into question the validity, completeness, or accuracy of any study, test trail, results, analyses, or data relating to the Products or Product Candidates.

            (f) The Company is not aware of any facts which are reasonably likely to cause (i) the non-approval or non-clearance, withdrawal, or recall of any Products or Product Candidates, or (ii) a suspension or revocation of any approvals or clearances of the Company or its Subsidiaries, or (iii) a significant interruption in availability of Products.

            SECTION 3.24 Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent, Purchaser or any of Parent's or Purchaser's Representatives for inclusion in the foregoing documents. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

            SECTION 3.25 Opinion of Financial Advisor. The Company has received the written opinion (the "Fairness Opinion") of Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

            SECTION 3.26 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co., Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Bear Stearns & Co., Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

            SECTION 4.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

            SECTION 4.02 Authority Relative to the Transactions. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

            SECTION 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery by Parent and Purchaser of this Agreement do not, and the performance by Parent and Purchaser of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained or taken and all filings and obligations described in Section 4.03(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clause
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) The execution and delivery by Parent and Purchaser of this Agreement do not, and the performance by Parent and Purchaser of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the HSR Act, the German Regulation, the Exchange Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            SECTION 4.04 Financing. Parent has, or shall have, sufficient funds to permit Parent and Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.

            SECTION 4.05 Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

            SECTION 4.06 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

            (i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

            (ii) the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

            By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section
5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

            (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

            (b) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of, or subjection to, any such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Options Plan in effect on the date of this Agreement or for Shares issuable upon the exercise of outstanding Warrants) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; (ii) incur any funded indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any capital expenditure which is not specifically referred to in the capital expenditure budget attached hereto as Section 5.01(e) of the Company Disclosure Schedule (the "Company Capital Budget") or, to the extent not included in the Company Capital Budget, any single capital expenditure in excess of $250,000 or capital expenditures in the aggregate in excess of $1,000,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

            (f) (i) hire any additional employees except to fill current vacancies or vacancies arising after the date of this Agreement, (ii) make any offers to any employee of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company, (iii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company, (iv) grant any new or additional retention, severance or termination pay to, or enter into any new or additional employment, bonus, change of control or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries, (v) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law, (vi) loan or advance money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries, (vii) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the applicable plan document or agreement) or (viii) hire or engage any consultant to perform services for a rate of compensation which would be in excess of $100,000 on an annual basis or which is not terminable upon notice of 30 days or less;

            (g) effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN (determined without regard to terminations of employment occurring on or after the Effective Time);

            (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice and other than actions required to be taken in response to changes in GAAP or in Law, with respect to accounting policies or procedures;

            (i) make, revoke or change any material Tax election or material method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment; provided, that in the case of the filing of any amended Tax Return, the Company or the relevant Subsidiary shall deliver a copy of such amended Tax Return to Parent at least 30 days prior to filing for Parent's review and consent;

            (j) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction is made in accordance with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

            (k) pay accounts payable, utilize cash, draw down on lines of credit, delay or accelerate capital expenditures, incur expenditures on research and development, other than in the ordinary course of business and consistent with past practice;

            (l) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company's or any Subsidiary's rights thereunder;

            (m) commence or settle any Action, other than the settlement of Actions involving payments by the Company or its Subsidiaries not to exceed, with respect to any individual Action, $1,000,000;

            (n) (i) abandon, sell, assign, or grant any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or IP Agreements, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress as of the date hereof), (iv) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof, or (v) fail to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each and every item of the Owned Intellectual Property and the Licensed Intellectual Property;

            (o) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

            (p) enter into any contract or agreement with any director or officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary;

            (q) change any of the material terms pursuant to which products of the Company or any Subsidiary are generally sold other than negotiation of individual contracts or purchase orders in the ordinary course of business; or

            (r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.01 Stockholders' Meeting. (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall (i) in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting") and (ii)
(A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Company Board (except for the abstention of Wolf-Ekkehard Blanz, Ph.D. and any other Company Board members designated by Parent and Purchaser in accordance with the terms hereof) that the stockholders of the Company approve and adopt this Agreement and the Merger and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then beneficially owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            SECTION 6.02 Proxy Statement. If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and each shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information. Each of Purchaser, Parent and the Company and its respective counsel shall have a reasonable opportunity to review and comment on (i) the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and (ii) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

            SECTION 6.03 Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors (including Wolf-Ekkehard Blanz, Ph.D. as one of such directors designated by Purchaser), rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law and the rules of the Nasdaq National Market. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that at least two members of the Company Board and each committee of the Company Board, as of the date hereof (excluding Wolf-Ekkehard Blanz, Ph.D.), who are not employees of the Company shall remain members of the Company Board and of such committees.

            (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

            (c) Following the election of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any (i) amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (ii) termination of this Agreement by the Company, (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, (iv) recommendation to the Company stockholders or any modification or withdrawal of any such recommendation in connection with this Agreement or the Transactions or (v) waiver of any of the Company's rights hereunder, in each case, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser (including Wolf-Ekkehard Blanz, Ph.D.) nor are employees of the Company or any Subsidiary. In the event that the independent directors of the Company Board deem it advisable in connection with the Transactions to retain outside legal counsel, such directors shall be entitled to retain such counsel at the expense of the Company.

            SECTION 6.04 Access to Information; Confidentiality. (a) Subject to applicable Law and confidentiality agreements, including that certain confidentiality agreement dated March 8, 2005 between Parent and the Company (the "Confidentiality Agreement"), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and Parent's Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, (ii) furnish to Parent all monthly and quarterly statements of revenue and expense, earnings, sales, trial balances and such other similar statements as are regularly and customarily provided to senior management of the Company promptly following delivery to such senior management and (iii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as Parent or its Representatives may reasonably request.

            (b) Each party shall, and shall cause its affiliates and Representatives to, (i) comply with the Confidentiality Agreement as if a party thereto and (ii) hold in strict confidence as Evaluation Material (as defined in the Confidentiality Agreement) all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and Representatives.

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

            (c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

            SECTION 6.05 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary nor any Representative of it or any Subsidiary will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction, or
(iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one (1) business day) after the Company receives any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

            (b) Notwithstanding anything to the contrary in this Section 6.05, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or enter into discussions would be inconsistent with its fiduciary duties under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement), except that such confidentiality agreement may permit such person to share Evaluation Material (as defined in the Confidentiality Agreement) with its financing sources; provided that such financing sources shall be bound by the terms thereof.

            (c) Except as set forth in this Section 6.05(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction (a "Change in the Company Recommendation") or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (except for a confidentiality agreement as provided in Section 6.05(b) above). Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the acceptance for payment of Shares pursuant to the Offer and after consulting with outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Change in the Company Recommendation and/or recommend a Superior Proposal, but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and (ii) if Parent does not prior to the earlier of (A) three (3) business days after Parent's receipt of the Notice of Superior Proposal or (B) if the Offer, as it may be extended, does not remain open for at least three (3) business days after Parent's receipt of the Notice of Superior Proposal, then such time period as does exist prior to the expiration of the Offer and before any acceptance for payment of any Shares, make an offer that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company's stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement.

            (d) A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition in which the Company or any Subsidiary participates (including by way of redeeming the Rights or taking any action to comply with Section 203 of the DGCL, but excluding typical stock transfer functions) and which results in any person beneficially owning more than 15% of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 15% of any class of equity securities of the Company or of any Subsidiary.

            (e) A "Superior Proposal" means an unsolicited written bona fide offer made by a third party with respect to a Competing Transaction (with all percentages contained in the definition of "Competing Transaction" increased to 50% for purposes of this definition), in each case on terms that the Company Board determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the Company stockholders than the Offer and Merger, and for which financing, to the extent it is a condition of such offer, is then committed; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing on which the offer is conditioned is not committed and is not likely in the good faith judgment of the Company Board (after having received the advice of its financial advisor) to be obtained by such third party on a basis the Company Board deems timely.

            SECTION 6.06 Employee Benefits Matters. (a) From and after the Effective Time and until December 31 of the calendar year in which the Effective Time occurs, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, "Current Plans"); provided, however, that nothing contained in this Section 6.06(a) shall (i) obligate or commit Parent or its subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits, (ii) obligate or commit Parent or its subsidiaries to provide any employee of the Company or any Subsidiary with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its subsidiaries or affiliates for the benefit of its employees, or (iii) prohibit Parent or its subsidiaries from making any changes to any Current Plans.

            (b) Parent will, or will cause the Company and the Subsidiaries to, credit each employee of the Company and the Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and the Subsidiaries prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent; provided that Parent may, in its sole discretion and to the extent permitted by applicable law, require that such vacation and other paid time off be taken by the employee prior to December 31, 2006.

            (c) Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its affiliates for service accrued prior to the Effective Time with the Company or any Subsidiary under which each employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any Subsidiary under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

            (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its subsidiaries ("Parent Welfare Benefit Plans") in which an employee of the Company and the Subsidiaries may be eligible to participate on or after the Effective Time, Parent shall waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and shall recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

            (e) Parent and the Company acknowledge and agree that any awards achieved under or otherwise owed pursuant to the 2005 Standard Bonus Plan shall remain payable in accordance with the terms of such 2005 Standard Bonus Plan as such terms are set forth in Section 6.06(e) of the Company Disclosure Schedule.

            (f) Parent and the Company acknowledge and agree that the Transactions shall be considered to be a change in control for purposes of those change in control agreements listed on Schedule 6.06(f).

            SECTION 6.07 Directors' and Officers' Indemnification and Insurance.
(a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (collectively, "Indemnified Directors/Officers"), unless such modification shall be required by law. All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the Indemnified Directors/Officers as provided in any written indemnification contract or agreement with the Company or any Subsidiary in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger as of the Effective Time and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed, terminated or otherwise modified (except as required by Law) for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Directors/Officers. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 6.07(a).

            (b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $1,508,346 in the aggregate). If the provision and maintenance of insurance in accordance with this Section 6.07(b) would exceed 200% of such current annual premiums, (i) Parent shall notify the covered officers and directors of the amount of such excess and give such persons the opportunity to reimburse Parent and the Surviving Corporation the amount of such excess and if and for so long as such reimbursement is made Parent and the Surviving Corporation shall continue to provide and maintain insurance in accordance with this Section 6.07(b); and (ii) if and to the extent the covered officers and directors do not reimburse Parent, and the Surviving Corporation in accordance with the immediately preceding clause (i), then Parent and the Surviving Corporation shall provide (at no cost to the covered officers and directors) the greatest amount of substantially equivalent insurance obtainable for 200% of such current annual premiums.

            (c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.07.

            SECTION 6.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could be reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply in any material respect with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

            SECTION 6.09 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the German Regulation or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 6.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective subsidiaries or (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            SECTION 6.10 Subsequent Financial Statements. The Company shall, if practicable, provide Parent (a) its financial results for any period after the date of this Agreement prior to making any such financial results publicly available and (b) any report or document (other than reports under Section 16 of the Exchange Act) to be filed with the SEC after the date of this Agreement prior to any such filing, it being understood that, in either case, Parent shall have no liability by reason of being provided with any such documents.

            SECTION 6.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the Nasdaq, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer, the Merger or any of the other Transactions.

            SECTION 6.12 Intellectual Property. Prior to the Closing, the Company shall, at its cost and expense, use commercially reasonable efforts to take all actions reasonably requested by Parent in writing to update the chain of title and record ownership of all registrations and applications for registrations included in the Owned Intellectual Property, including filing for recordal of all necessary documents with the U.S. Patent & Trademark Office, the U.S. Copyright Office and other non-U.S. Intellectual Property authorities or registries, as applicable.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

            SECTION 7.01 Conditions to the Merger. The obligations of the Company, Parent and Purchaser to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

            (a) Company Stockholder Approval. If required, this Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with, and to the extent required by, the DGCL and the Company's Certificate of Incorporation.

            (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

            (c) U.S. Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (d) German Regulation. The suspensive effect under the German Regulation shall no longer apply.

            (e) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.01 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company, as follows:

            (a) if no Shares have been accepted for payment pursuant to the Offer, by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company; or

            (b) if no Shares have been accepted for payment pursuant to the Offer, by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

            (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and such injunction, order, decree or ruling shall have become final and non-appealable; or

            (d) if no Shares have been accepted for payment pursuant to the Offer, by Parent if a Company Triggering Event (as defined below) shall have occurred; or

            (e) if no Shares have been accepted for payment pursuant to the Offer, by the Company if it enters into a definitive agreement with respect to a Superior Proposal (other than a confidentiality agreement as permitted by Section 6.05(b)); provided, however, that the Company shall have first complied in all material respects with the provisions of
      Section 6.05 hereof, including, without limitation, the provisions of
      Section 6.05(c), and simultaneously with the termination under this
      Section 8.01(e), the Company shall pay Parent the aggregate amount due pursuant to Section 8.03(b); or

            (f) by Parent if due to a failure to satisfy any Offer Condition, Purchaser shall have (i) terminated the Offer without having accepted any Shares for payment thereunder or (ii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that in the event Purchaser shall have failed to accept Shares for payment as a result of the failure to satisfy the conditions set forth in clause (ii) or (iii) of the first paragraph of Annex A, the applicable time period specified in (ii) above shall be extended until the earlier to occur of (A) the fifth business day following the later to occur of (x) the expiration or termination of any applicable waiting period under the HSR Act and (y) the date that the suspensive effect of the German Regulation shall no longer apply and (B) September 30, 2005), unless such action or inaction under (i) or (ii) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their representations or warranties contained in this Agreement; or

            (g) by the Company, if Purchaser shall have (i) terminated the Offer without having accepted any Shares for payment thereunder or (ii) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that in the event Purchaser shall have failed to accept Shares for payment as a result of the failure to satisfy the conditions set forth in clause (ii) or (iii) of the first paragraph of Annex A, the applicable time period specified in
      (ii) above shall be extended until the earlier to occur of (A) the fifth business day following the later to occur of (x) the expiration or termination of any applicable waiting period under the HSR Act and (y) the date that the suspensive effect of the German Regulation shall no longer apply and (B) September 30, 2005), unless such action or inaction under
      (i) or (ii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the material breach by the Company of any of its representations or warranties contained in this Agreement.

For purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) the Company shall have failed to include in the
Schedule 14D-9 the recommendation of the Company Board in favor of holders of Shares accepting the Offer and tendering their Shares in the Offer; (iv) the Company shall have willfully breached its obligations under Section 6.05; or
(vi) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

            SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Sections 6.04(b) and (c) shall survive any termination of this Agreement.

            SECTION 8.03 Fees and Expenses. (a) Except as set forth in this
Section 8.03, all Expenses (as defined below) incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer, the Merger or any other transaction is consummated. "Expenses", as used in this

Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, the solicitation of stockholder tenders, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

            (b) The Company agrees that:

            (i) if Parent shall terminate this Agreement pursuant to Section 8.01(d); or

            (ii) if (A)(1) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b), (2) Parent shall terminate this Agreement pursuant to Section 8.01(f) solely because the Minimum Condition failed to be satisfied, or (3) the Company shall terminate this Agreement pursuant to Section 8.01(g) solely because the Minimum Condition failed to be satisfied, (B) prior to any such termination, a Competing Transaction shall have been publicly announced with respect to the Company and such Competing Transaction shall not have been publicly withdrawn at the time of such termination, (C) the Offer shall have remained open at least 20 business days after commencement and (D) within 12 months after such termination, the Company enters into an agreement with respect to a Competing Transaction or a Competing Transaction is consummated; or

            (iii) if any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall after the date hereof have become the beneficial owner of more than 15% of the then-outstanding Shares, and this Agreement shall have been terminated pursuant to Section 8.01(b) or, if solely for failure of the Minimum Condition to be satisfied, Section 8.01(f) or 8.01(g); or

            (iv) if the Company shall terminate this Agreement pursuant to
      Section 8.01(e);

then the Company shall pay to Parent promptly (but in any event no later than one business day after the first of such events shall have occurred) a fee of $30,000,000 (the "Fee"), which amount shall be payable in immediately available funds, plus an amount equal to the amount of Parent's Expenses; provided that the Company shall not be liable for any amount of Parent's Expenses in excess of $3,000,000 in the aggregate.

            (c) The Company agrees that if Parent shall terminate this Agreement pursuant to Section 8.01(f) as a result of the failure to satisfy the conditions set forth in paragraph (g) or (h) of Annex A hereto, then the Company shall, whether or not any payment is made pursuant to Section 8.03(b), reimburse Parent for all of its Expenses (but not in excess of $3,000,000 in the aggregate, such payment to be made not later than one business day after submission of statements therefor); provided that, with respect to any failure to satisfy the condition set forth in paragraph (g) of Annex A, such failure shall be due to any of the representations and warranties of the Company not being true and correct such that the condition in such paragraph (g) shall have failed as of the date hereof.

            (d) The Company acknowledges that the agreements contained in this
Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, to the extent such accrued expenses are, in fact, paid (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Payment of the fees and expenses described in this Section
8.03 shall not be in lieu of any damages incurred in the event of willful breach of this Agreement.

            SECTION 8.04 Amendment. Subject to Section 6.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            SECTION 8.05 Waiver. Subject to Section 6.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04(b) and 6.07 and this Article IX shall survive the Effective Time.

            SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

            if to Parent or Purchaser:

                   Siemens Medical Solutions USA, Inc.
                   51 Valley Stream Parkway
                   Malvern, Pennsylvania 19355
                   Facsimile No: (610)448-1710
                   Attention: Legal Counsel

            with a copy to:

                   Siemens Corporation
                   153 East 53rd Street,
                   56th Floor
                   New York, New York 10022
                   Facsimile No: (212)258-4490
                   Attention: General Counsel

                   and:

                   Shearman & Sterling LLP
                   599 Lexington Avenue
                   New York, New York 10022
                   Facsimile No: (212)848-7179
                   Attention: Stephen M. Besen, Esq.

            if to the Company:

                   CTI Molecular Imaging, Inc.
                   801 Innovation Drive
                   Knoxville, Tennessee 37932-2571
                   Facsimile No: (865)218-2760
                   Attention: General Counsel

            with a copy to:

                   Alston & Bird, LLP
                   One Atlantic Center
                   1201 West Peachtree Street
                   Atlanta, GA 30309-3424
                   Facsimile No: (404)881-7777
                   Attention: Nils H. Okeson, Esq.

            SECTION 9.03 Certain Definitions. (a) For purposes of this
Agreement:

            "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

            "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Company IT Systems" means computer systems, networks, hardware, software, databases, Internet web sites and equipment used to process, store, maintain and operate data, information and functions used in connection with the operation of the Company and its Subsidiaries.

            "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries, (B) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industries, (C) changes in the trading price of the Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Shares may be the cause of a Company Material Adverse Effect) or (D) changes in Law or GAAP.

            "Company Restricted Stock Award" means each Share outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

            "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

            "Enterprise Licenses" means all agreements between the Company or a Subsidiary and a third party under which affiliates of the Company take the benefit of rights to or licenses of Software, portions of Company IT Systems or services relating to any of the foregoing.

            "Environmental Laws" means any United States federal, state or local laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA").

            "Fully Diluted Basis" means, with respect to determining a number of outstanding shares, taking into account all issued and outstanding shares of Company Common Stock and the number of shares that would be outstanding assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights to acquire shares (other than, unless exercisable, the Rights) and the issuance of all shares of Company Common Stock that the Company is obligated to issue thereunder.

            "Hazardous Substances" means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

            "Intellectual Property" means (i) patents, patent applications and statutory invention registrations, (ii) Trademarks, (iii) copyrights, including registrations and applications for registration thereof, (iv) Software and (v) confidential and proprietary information, including trade secrets, know-how, technology, processes, products and methods.

            "IP Agreements" means all agreements to which the Company or a Subsidiary is a party governing (i) licenses of Intellectual Property by third parties to the Company or a Subsidiary, (ii) licenses of Intellectual Property by the Company or Subsidiary to third parties, (iii) the rights between the Company or a Subsidiary and third parties relating to the development, ownership or use of Intellectual Property and (iv) or the right to manufacture, sell or distribute any product or process of the Company or a Subsidiary or a third party.

            "knowledge of the Company" and the "Company's knowledge" and words of similar import mean the actual knowledge, after due inquiry, of any executive officer of the Company, including due inquiry of the appropriate employees of its Subsidiaries.

            "Licensed Intellectual Property" means all Intellectual Property licensed to the Company or a Subsidiary pursuant to the IP Agreements.

            "Owned Intellectual Property" means all Intellectual Property owned by the Company and its Subsidiaries.

            "Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on Parent or its subsidiaries, or (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a greater extent than they affect other entities operating in such industries.

            "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "Product" means any commercially available product manufactured, distributed or sold by the Company or a Subsidiary.

            "Product Candidate" means any new product or an enhancement of an existing product which is under development, research or testing by the Company or a Subsidiary, and which has not, as yet, obtained necessary regulatory clearance and/or which is not currently commercially marketed.

            "Representative" means, with respect to any person, such person's officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

            "Software" means computer software and programs in any form, including source code, object code, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations thereto.

            "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries. For the avoidance of doubt, CPS shall be a "subsidiary" of the Company only.

            "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement, form or disclosure relating to, filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

            "Taxes" shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges,
      (b) any
      liability for the payment of Tax as a result of membership in any consolidated, affiliated, combined or unitary group of corporations with respect to which the Company or any Subsidiary is or has been a member on or prior to the date of the Effective Time and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

            "Trademarks" means trademarks, service marks, domain name registrations, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof.

            (b) The following terms have the meaning set forth in the Sections set forth below:

                       Defined Term                                        Location of Definition
--------------------------------------------------------------             ----------------------
Action........................................................                 Section 3.09
Agreement.....................................................                 Preamble
Certificate of Merger.........................................                 Section 2.02
Certificates..................................................                 Section 2.11(b)
Change in the Company Recommendation..........................                 Section 6.05(c)
CMS Partners..................................................                 Section 3.13(g)
Company.......................................................                 Preamble
Company Board.................................................                 Recitals
Company Capital Budget........................................                 Section 5.01(e)
Company Common Stock..........................................                 Section 3.03(a)
Company Disclosure Schedule...................................                 Section 3.01(b)
Company Permits...............................................                 Section 3.06(a)
Company Preferred Stock.......................................                 Section 3.03(a)
Company Rights Agreement......................................                 Recitals
Company SEC Reports...........................................                 Section 3.07(a)
Company Stock Awards..........................................                 Section 3.03(a)
Company Stock Option..........................................                 Section 2.07(a)
Company Stock Option Plans....................................                 Section 2.07(a)
Company Triggering Event......................................                 Section 8.01
Competing Transaction.........................................                 Section 6.05(d)
Confidentiality Agreement.....................................                 Section 6.04(a)
CPS...........................................................                 Section 2.06(a)
Current Plans.................................................                 Section 6.06(a)
DGCL..........................................................                 Recitals
Dissenting Shares.............................................                 Section 2.09(a)
Effective Time................................................                 Section 2.02
Environmental Permits.........................................                 Section 3.15
ERISA.........................................................                 Section 3.10(a)
ESPP..........................................................                 Section 2.08
ESPP Date.....................................................                 Section 2.08
Exchange Act..................................................                 Section 1.01(a)
Expenses......................................................                 Section 8.03(a)

                       Defined Term                                        Location of Definition
--------------------------------------------------------------             ----------------------
Fairness Opinion..............................................                 Section 3.25
FDA...........................................................                 Section 3.06(a)
FDCA..........................................................                 Section 3.06(a)
Fee...........................................................                 Section 8.03(b)
GAAP..........................................................                 Section 3.07(b)
German Regulation.............................................                 Section 1.01
Governmental Authority........................................                 Section 3.05(b)
HSR Act.......................................................                 Section 1.01(a)
Indemnified Directors/Officers................................                 Section 6.07(a)
Initial Expiration Date.......................................                 Section 1.01(a)
IRS...........................................................                 Section 3.10(a)
Law...........................................................                 Section 3.05(a)
Lease Documents...............................................                 Section 3.12(b)
Liens.........................................................                 Section 3.12(a)
Material Contracts............................................                 Section 3.17(a)
Merger........................................................                 Recitals
Merger Consideration..........................................                 Section 1.01(a)
Minimum Condition.............................................                 Annex A
Multiemployer Plan............................................                 Section 3.10(b)
Multiple Employer Plan........................................                 Section 3.10(b)
Non-U.S. Benefit Plan.........................................                 Section 3.10(i)
Notice of Superior Proposal...................................                 Section 6.05(c)
Offer.........................................................                 Recitals
Offer Conditions..............................................                 Section 1.01(a)
Offer Documents...............................................                 Section 1.01(b)
Offer to Purchase.............................................                 Section 1.01(b)
Order.........................................................                 Section 7.01(b)
Parent........................................................                 Preamble
Parent Welfare Benefit Plans..................................                 Section 6.06(d)
Paying Agent..................................................                 Section 2.11(a)
Permitted Liens...............................................                 Section 3.12(a)
Per Share Amount..............................................                 Recitals
Plans.........................................................                 Section 3.10(a)
Proxy Statement...............................................                 Section 3.24
Purchaser.....................................................                 Preamble
Rights........................................................                 Preamble
Schedule TO...................................................                 Section 1.01(b)
Schedule 14D-9................................................                 Section 1.02(b)
SEC...........................................................                 Section 1.01(a)
Securities Act................................................                 Section 3.07(a)
Shares........................................................                 Recitals
Stock Unit....................................................                 Section 2.07(d)
Stockholder Support Agreements................................                 Recitals
Stockholders..................................................                 Recitals
Stockholders' Meeting.........................................                 Section 6.01(a)

                       Defined Term                                        Location of Definition
--------------------------------------------------------------             ----------------------
Subsidiary....................................................                 Section 3.01(a)
Superior Proposal.............................................                 Section 6.05(e)
Surviving Corporation.........................................                 Section 2.01
Surviving Corporation Shares..................................                 Section 2.06(c)
Transactions..................................................                 Section 3.04
WARN..........................................................                 Section 3.10(h)
Warrant.......................................................                 Section 2.10
2004 Balance Sheet............................................                 Section 3.07(c)

            SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            SECTION 9.05 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

            SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware or any federal court sitting in the State of Delaware. The parties hereto hereby
(a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

            SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

            SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 9.12 Company Disclosure Schedule. Parent and Purchaser shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Schedule (i) does not represent a determination by the Company that such item is "material" and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      SIEMENS MEDICAL SOLUTIONS USA, INC.

                                      By /s/ Dr. Hermann Requardt
                                         ------------------------------------
                                      Name: Dr. Hermann Requardt
                                      Title: Executive Vice President

                                      By /s/ James R. Ruger
                                         ------------------------------------
                                      Name: James R. Ruger
                                      Title: Corporate Secretary

                                      MI MERGER CO.

                                      By /s/ Dr. Hermann Requardt
                                         ------------------------------------
                                      Name: Dr. Hermann Requardt
                                      Title: Executive Vice President

                                      By /s/ James R. Ruger
                                         ------------------------------------
                                      Name: James R. Ruger
                                      Title: Corporate Secretary

                                      CTI MOLECULAR IMAGING, INC.

                                      By /s/ Dr. Ronald Nutt, Ph.D.
                                         ------------------------------------
                                      Name: Dr. Ronald Nutt, Ph.D.
                                      Title: President & Chief Executive Officer

Merger Agreement

                          COMPANY DISCLOSURE SCHEDULE*

Section 3.01(b)            Subsidiaries
Section 3.03(a)            Company Stock Awards
Section 3.03(b)            Ownership of Stock of Subsidiaries
Section 3.05(a)            Breaches; Defaults; Consents
Section 3.05(b)            FDA Notices
Section 3.06(a)            Company Permits
Section 3.06(b)            Certain Proceedings and Investigations
Section 3.07(c)            Undisclosed Liabilities
Section 3.07(f)            Section 16(a) Filings
Section 3.07(i)            Internal Investigations
Section 3.08               Absence of Certain Changes or Events
Section 3.09               Litigation
Section 3.10(a)            Employee Benefit Plans and Contractual Arrangements
Section 3.10(c)            Employee Benefit Plan Compliance Disclosures
Section 3.11(a)            Employees
Section 3.11(c)            Proceedings Relating to Employment
Section 3.12(a)            Owned Real Property
Section 3.12(b)            Leased Real Property
Section 3.13(a)            Owned Intellectual Property
Section 3.13(b)            Owned and Licensed Intellectual Property
Section 3.13(c)            Actions Relating to Intellectual Property
Section 3.14(a)(i)         Taxes
Section 3.14(a)(ii)        Exclusions from Consolidated Group
Section 3.14(b)            Taxes
Section 3.15               Environmental Matters
Section 3.17(a)            Material Contracts
Section 3.17(a)(ii)        Material Supply Agreement
Section 3.17(b)            Breach or Default of Material Contracts Resulting
                            from Transactions
Section 3.18(a)            Insurance
Section 3.19               Customers and Suppliers
Section 3.22               Company Products and Services
Section 3.23(b)            Regulatory Compliance
Section 5.01               Conduct of Business Pending the Merger
Section 5.01(e)            Capital Expenditure Budget
Section 6.06(e)            Summary - Bonus Program for 2005
Section 6.06(f)            Acceleration

-------------------
* CTI Molecular Imaging, Inc. agrees by this filing to supplementally furnish to the Commission, upon request, a copy of the Company Disclosure Schedule.

                                                                         ANNEX A

                             Conditions to the Offer

            Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, subject to the terms of the Agreement, if (i) immediately prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares that when added to Shares already beneficially owned by Parent and its direct and indirect subsidiaries constitutes a majority of the then outstanding Shares on a Fully Diluted Basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act or under any applicable material foreign statutes or regulations shall not have expired or been terminated prior to the expiration of the Offer, (iii) the suspensive effect under the German Regulation shall continue to apply or (iv) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing as of such date:

            (a) there shall be pending any litigation brought by a Governmental Authority (i) challenging or seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction or seeking to obtain material damages in connection with any Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole, (iii) seeking to impose or confirm any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions, (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares or (v) which otherwise would prevent consummation of the Offer or otherwise have a Company Material Adverse Effect;

            (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

            (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable by a Governmental Authority to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental

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

Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger and the applicability of the suspensive period of the German Regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

            (d) any Company Material Adverse Effect shall have occurred;

            (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany, (ii) any limitation (whether or not mandatory) by the federal government of the United States or Germany, on the extension of credit by banks or other lending institutions in the United States or Germany which materially and adversely affects the ability of Parent and Purchaser to consummate the Transactions or (iii) a declaration of war against a foreign sovereignty by the United States Congress;

            (f) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired after the date hereof by any person, other than Parent or any of its affiliates, or (ii) the Company Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, or the Agreement, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer and the Merger;

            (g) the representations and warranties of the Company in the Agreement shall not be true and correct as of the date of such determination (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), unless the inaccuracies under the representations and warranties (without giving effect to any Company Material Adverse Effect or materiality qualifiers or standards contained in the representations and warranties) taken together in their entirety would not result in a Company Material Adverse Effect;

            (h) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or material covenant of the Company required to be performed or complied with by it under the Agreement prior to such determination;

            (i) the Agreement shall have been terminated in accordance with its terms; or

            (j) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement to which it is annexed.

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